EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                           COMET ENTERTAINMENT, INC.

                      COMET ACQUISITION SUBSIDIARY, INC.

                                      AND

                                TEXOIL COMPANY

                               TABLE OF CONTENTS

                                                                          PAGE

SECTION 1.    THE MERGER.....................................................2
      1.1.    Filing of the Agreement of Merger..............................2
      1.2.    Merger.........................................................2
      1.3.    Corporate Documents............................................2
      1.4.    Terms of Merger................................................2

SECTION 2.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF
              COMET..........................................................3
      2.1.    Organization. etc..............................................3
      2.2.    Capital Stock of Comet.........................................3
      2.3.    Disclosure of Comet............................................3
      2.4.    Financial Statements...........................................3
      2.5.    Names, Patents, Trademarks, etc................................3
      2.6.    Tax and Other Returns and Reports..............................4
      2.7.    Agreements, Contacts and Commitments...........................4
      2.8.    Title to Properties: Liens and Encumbrances....................5
      2.9.    No Breach of Statute or Contract; Governmental Authorizations;
              Required Consents..............................................5
      2.10.   Litigation.....................................................6
      2.11.   Authorization of Agreement.....................................6
      2.12.   Status of Comet Common Stock and Comet Preferred Stock.........7
      2.13.   Brokers' or Finders' Fees, etc.................................7
      2.14.   Indemnification................................................7
      2.15.   Liens..........................................................7
      2.16.   Compliance with Laws...........................................8
      2.17.   Insurance......................................................8
      2.18.   SEC Reports....................................................8
      2.19.   Absence of Undisclosed Liabilities; Adverse Changes in Condition8

SECTION 3.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF
              TEXOIL.........................................................9
      3.1.    Organization, etc..............................................9
      3.2.    Capital, Stock of Texoil.......................................9
      3.3.    Disclosure of Texoil...........................................9
      3.4.    Financial Statements; Reserve Report...........................9
      3.5.    Tax and Other Returns and Reports..............................9
      3.7     Agreements, Contracts and Commitments.........................10
      3.8     No Breach of Statute or Contract; Governmental Authorizations;
              Required Consents.............................................11

      3.9     Litigation....................................................12
      3.10    Authorization of Agreement....................................12
      3.11    Liens.........................................................12
      3.12    Brokers' or Finders' Fees, etc................................12
      3.13    Indemnification...............................................12
      3.14    Names, Patents, Trademarks, etc...............................13
      3.16    Insurance.....................................................13
      3.17    Absence of Undisclosed Liabilities; Adverse Changes in
              Condition.....................................................14

SECTION 4.    CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE
              DATE..........................................................14
      4.1.    Investigations; Operation of Business of Texoil and Comet.....14
      4.2.    Stockholder Approval..........................................18

SECTION 5.    CONDITIONS TO MERGER..........................................18
      5.1.    Conditions to Obligation of Comet.............................18
      5.2.    Conditions  to  Obligation  of  Texoil........................20

SECTION 6.    CERTAIN UNDERSTANDINGS AND AGREEMENTS.........................23
      6.1.    Shareholders' Meeting.........................................23
      6.2.    Reservation of Stock..........................................23
      6.3.    Employment Agreements.........................................23
      6.4.    Board of Directors Following Merger...........................23
      6.5.    William F. Coffin Corporation Consulting Contract.............23
      6.6.    Filing of Form 8-K; NASDAQ Listing; Registration on Form S-1;
              "Lock-Up" of Shares...........................................24
      6.7.    Amendments to Articles........................................24
      6.8.    Conduct of Business...........................................24

SECTION 7.    TERMINATION OF OBLIGATIONS AND WAIVERS OF CONDITIONS;
              PAYMENT OF EXPENSES...........................................24
      7.1.    Termination of Agreement and Abandonment of Merger............24
      7.2.    Payment of Expenses; Waiver of Conditions.....................24

SECTION 8.    GENERAL.......................................................25
      8.1.    Amendments....................................................25
      8.2.    No Assignment.................................................25
      8.3.    No Survival of Representations and Warranties.................25
      8.4.    Governing Law.................................................25
      8.5.    Notices.......................................................25
      8.6.    Headings......................................................26
      8.7.    Counterparts..................................................26
      8.8.    Reliance Upon Representations and Warranties..................26

      8.9.    Waiver........................................................26
      8.10.   Entire Agreement..............................................26
      8.11.   No Partnership................................................27
      8.12.   Partial Invalidity............................................27
      8.13.   Joint Preparation.............................................27
      8.14.   Arbitration...................................................27


SCHEDULE 2.1  Comet Qualification as Foreign Corporation....................28

SCHEDULE 2.2  Outstanding Comet Options, Warrants and Subscription Rights...29

SCHEDULE 2.6  Comet Tax and Other Returns and Reports.......................30

SCHEDULE 2.7  Comet Agreements, Contracts, and Commitments..................31

SCHEDULE 2.8  Comet Leases, Title to Properties, Liens and Encumbrances.....32

SCHEDULE 2.9  Comet Breaches of Statute or Contract.........................33

SCHEDULE 2.16 Comet Liens on Real and Personal Property.....................34

SCHEDULE 2.18 Comet Insurance...............................................35

SCHEDULE 3.1  Texoil Qualification as Foreign Corporation...................36

SCHEDULE 3.2  Outstanding Texoil Options, Warrants and Subscription Rights..37

SCHEDULE 3.5  Texoil Tax and Other Returns and Reports......................38

SCHEDULE 3.6  Texoil Leases, Title to Properties, Liens and Encumbrances....39

SCHEDULE 3.7  Texoil Agreements, Contracts, and Commitments.................40

SCHEDULE 3.8  Texoil Breaches of Statute or Contract........................41

SCHEDULE 3.9  Texoil Litigation (Actual, Pending, or Threatened)............42

SCHEDULE 3.11 Texoil Liens on Real and Personal Property....................43

SCHEDULE 3.8  Texoil Names, Patents, Trademarks, Etc........................44

SCHEDULE 3.17 Texoil Insurance..............................................45

SCHEDULE 5.1  Post-Merger Comet Board of Directors..........................46

EXHIBIT A     ARTICLES OF MERGER............................................47

EXHIBIT B     AMENDMENT TO EMPLOYMENT AGREEMENT.............................49

EXHIBIT C...................................................................51

EXHIBIT D...................................................................56

                         AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of November 4, 1992 is entered into by and between Texoil Company, a Tennessee corporation ("Texoil"), Comet Entertainment, Inc., a Nevada corporation ("Comet"), and Comet Acquisition Subsidiary, Inc. ("Subsidiary"), a Nevada corporation which is a wholly owned subsidiary of Comet.

                                   RECITALS

      A. The Boards of Directors of Comet and Texoil, respectively, deem it to be in the best interests of Comet and Texoil and their respective shareholders that Subsidiary merge with and into Texoil pursuant to this Agreement and an agreement of merger (the "Agreement or Merger") substantially in the form of Exhibit A attached hereto.

      B. Comet, Subsidiary, and Texoil propose to enter into the Agreement of Merger which provides, among other things, for the merger of Subsidiary with and into Texoil (the "Merger"). The Agreement of Merger also provides for the conversion of each share of Texoil Common Stock ("Texoil Common Stock"), adjusted for full dilution, into 9.2194 shares of Comet Common Stock, after Comet gives effect to a 28 to 1 reverse split up and conversion of each of its outstanding shares of Comet $.001 par value common stock ("Comet Common Stock"), resulting in 432,994 shares issued and outstanding. Additionally, each of the outstanding shares of Texoil $100 par value preferred stock ("Texoil Preferred Stock") to be issued shall be converted into one (1) share of Comet $.01 par value Series A preferred stock ("Comet Preferred Stock"). Each share of Comet Preferred Stock will be voting; redeemable; convertible into the number of shares determined by dividing the liquidation value ($100) of a share of Comet Preferred Stock by the price per share to the public in the first public offering of Comet Common Stock subsequent to the merger; convertible into Comet Common Stock at any time no later than five (5) days prior to redemption, but in no event prior to any public offering of Comet Common Stock registered with the Securities and Exchange Commission; pays cumulative quarterly dividends at the annual rate of $12.00 per share; and have a liquidation preference of $100 plus cumulative accrued unpaid dividends. At the Effective Date (defined in Section
1.1 below), Comet shall have issued a number of shares of Comet Common Stock to the shareholders or Texoil, in exchange for all of the then issued and outstanding shares of Texoil Common Stock, equal to 95.0% of Comet Common Stock after giving effect to such issuance, but adjusted for the full dilution of both Comet Common Stock and Texoil Common Stock for outstanding options, warrants, other purchase rights or securities convertible into common stocks if any, as described in Schedules 2.2 and 3.2; and Comet shall have issued 23,000 shares of Comet Preferred Stock in exchange for all of the then issued and outstanding shares of Texoil Preferred Stock.

      C. The Boards of Directors of Comet, Subsidiary, and Texoil, respectively, have approved and adopted this Agreement and the Agreement of Merger as a plan of reorganization within the provisions of ss.338(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to ss. 368(a)(2)(E).

      NOW, THEREFORE the parties hereto agree as follows:

SECTION 1.   THE MERGER

      1.1. FILING OF THE AGREEMENT OF MERGER. Subject to Sections 4 and 5 of this Agreement, the Agreement of Merger shall be executed by each of the parties hereto and delivered to the Secretary of State of Nevada, for filing as provided in ss. 78.470 of the Nevada Revised Statutes ("NRS") as soon as practicable following the time when the last of the conditions of the Merger shall have been fulfilled or waived as provided herein or such earlier or later date as may be mutually agreed upon by Comet, Subsidiary, and Texoil. Cornet, Subsidiary, and Texoil shall also execute, acknowledge and deliver such other documents or certificates as may be required to effect the Merger (such other documents and this Agreement and the Agreement of Merger is herein collectively referred to as the "Merger Documents"). The day and time of the filing of the Agreement of Merger with the Secretary of State of Nevada pursuant to this paragraph is herein referred to as the "Effective Date." Comet, Subsidiary, and Texoil agree to use their best efforts to consummate the Merger by December 1, 1992.

      1.2. MERGER. Subsidiary shall be merged with and into Texoil, and the separate existence of Subsidiary shall cease. Texoil shall be the surviving corporation. Comet shall subsequently file an amendment to its Article of Incorporation to change its name to Texoil, Inc. or some other appropriate name.

      1.3. CORPORATE DOCUMENTS. The amended and restated Articles of Incorporation and Bylaws of comet as in effect on the Effective Date shall thereafter remain in full force and effect until amended or an appeal is provided by law.

      1.4. TERMS OF MERGER. Comet agrees as of the Effective Date of the Merger to issue certificates representing shares of Comet Common Stock and Comet preferred Stock to the extent set forth herein, and in accordance with the terms of the Agreement of Merger. The exchange ratio of Comet Common Stock for each share of Texoil Common Stock, and of Comet Preferred Stock for each share of Texoil Preferred Stock, issued and outstanding immediately prior to the Effective Date shall be as set forth in the Agreement of Merger and shall be subject to adjustment as follows: in the event that, subsequent to the date of this Agreement but prior to the Effective Date, the outstanding shares of Comet Common Stock and Comet Preferred Stock or Texoil Common Stock and Texoil Preferred Stock shall, without adequate consideration, have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Comet or Texoil capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares or securities to be thereafter delivered to the holders of Texoil Common Stock and Texoil Preferred Stock in the Merger.

SECTION 2.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMET

      Comet, on behalf of itself and subsidiary, represents, warrants and covenants, as of the date of this Agreement and as of the Effective Date, as follows (unless otherwise required by the context thereof, all references to Comet in this Section 2 include Subsidiary):

      2.1. ORGANIZATION. ETC. Comet is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Comet has the corporate power to own its property and to carry on its business as now being conducted and execute and deliver this Agreement and the Agreement of Merger and consummate the transactions contemplated hereby and thereby. Comet is duly qualified to do business and is in good standing as a foreign corporation in each state where it conducts business as set forth in Schedule 2.1, constituting each state in which such qualification is required in order to do business, except for states in which the failure to be so qualified will not materially and adversely affect Comet.

      2.2. CAPITAL STOCK OF COMET. As of the date hereof, the authorized capital stock of Comet consists of 50,000,000 shares of Common Stock, par value $.001, of which 12,123,837 shares are issued and outstanding; and 10,000,000 shares of preferred stock of $.01 par value are authorized, none of which are issued and outstanding. As of the date of this Agreement, and except as set forth in
Schedule 2.2 attached hereto, there are no outstanding options, warrants or other rights to subscribe for or purchase from Comet any capital stock of Comet or securities convertible into or exchangeable for capital stock of Comet. Such issued shares of Comet are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive rights. Comet has only one wholly-owned subsidiary (Subsidiary), and does not own stock or equity of any other corporation.

      2.3. DISCLOSURE OF COMET. Comet has delivered to Texoil its disclosure schedules which contained true and correct copies of its respective Articles of Incorporation, Bylaws, and Minutes certified by its secretary as well as schedules of current officers and directors and shareholder lists.

      2.4. FINANCIAL STATEMENTS. Comet has previously furnished Texoil a true and complete copy of Comet's audited balance sheet as of June 30, 1990, and June 30, 1991, and June 30, 1992, and the related statements of operations, shareholders' equity and cash flows of Comet as of June 30, 1990, June 30, 1991 and June 30, 1992, together with related notes and supplementary information (the "Comet Financial Statements"), and the unaudited balance sheet at September 30, 1992, the unaudited statement of operations and statement of retained earnings for the three (3) months then ended.

      2.5. NAMES, PATENTS, TRADEMARKS, ETC. Comet neither owns, licenses, or possesses any copyrights, patents, trademarks and trade names, federal; state or provincial, domestic or foreign. Comet has not received any notice with respect to any claim of alleged infringement or unlawful or improper use of any copyright, patent, trademark, trade name, process, invention, formula or other intangible property right owned or alleged to be owned by others, which claim, if decided adversely, could have a material adverse effect on the business or operations of Comet.

      2.6. TAX AND OTHER RETURNS AND REPORTS. Except as set forth in Schedule
2.6 attached hereto:

             (a) All federal, state, local and foreign tax returns and tax reports, domestic or foreign, required to be filed by Comet have been filed on a timely basis with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and where failure to file would materially and adversely effect Comet. Comet has not extended the time to file any required tax returns or tax reports.

             (b) All significant federal, state, local and foreign income, franchise, property and other taxes (including interest and penalties) due from Comet have been fully paid or adequately provided for on the books and financial statements of Comet and fully paid.

             (c) No issues have been raised or are currently pending by the IRS or any other taxing authority in connection with any of the returns and reports which, individually or in the aggregate, might have a material adverse effect on Comet, nor does Comet have any knowledge of circumstances under which such a claim could be made. Comet has not filed any tax returns on a unitary or consolidated basis with any other entity and has not entered into any tax-sharing agreement.

             (d) All taxes, levies and other assessments which comet is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or held by Comet for such payment.

             (e) The amounts reserved for taxes on the interim financial balance sheets will be sufficient for the payment of all respective federal, state, provincial, county and local taxes, domestic or foreign of any kind of Comet including interest and penalties in respect thereof whether disputed or not and whether accrued, due, absolute, contingent or otherwise payable by Comet attributable to all periods ended on or before the Effective Date.

      2.7. AGREEMENTS, CONTACTS AND COMMITMENTS. There are no agreements, contract and leases to which Comet is a party and which are material to the condition (financial or other), business, prospects or operations of Comet, excepting only such agreements, contracts and leases that incur or cause less than 10% of annual revenues or financial obligations to Comet. Except as indicated on Schedule 2.7, Comet does not have in effect and has no liability under and has no liability under:

                  (i)   any collective bargaining agreement;

                  (ii) any bonus, deferred compensation, pension, profit-sharing, restricted stock or employee stock purchase plans;

                  (iii) any employment or consulting agreement, contract or
                        commitment with an employee or consultant having more than one year to run from the date hereof or containing an obligation to pay or accrue more than $5,000 per annum, except as otherwise provided in exhibit in
                        Schedule 2.7.

                  (iv) any lease which involves a potential liability to Comet as lessee of more than $5,000 or any agreement of guarantee or indemnification running to any person or entity which involves, singly or in the aggregate, a potential liability of more than $5,000;

                  (v) any agreement or contract relating to capital expenditures which obligates Comet to make future payments which, together with future payments under all other agreements and contracts relating to the same capital project, exceed $5,000; or

                  (vi) any agreement or contract relating to the disposition or acquisition of assets or any interest in any business enterprise with a book value of or for a price of $5,000 or more, except as contemplated hereby.

      2.8. TITLE TO PROPERTIES: LIENS AND ENCUMBRANCES. Comet has good and marketable title to the assets and properties (real and personal, tangible and intangible) which it owns and on which operations are conducted and which are used in its business, other than property sold or otherwise disposed of in the ordinary course of business subsequent to the Effective Date, free and clear of all mortgages, security interests, liens, charges or encumbrances of any nature whatsoever, except for taxes not yet due and payable, none of which materially impairs the present use and occupation of the premises. All such assets and properties, each of which is listed on Schedule 2.8 are in good and serviceable condition, ordinary wear and tear excepted. Comet is not a party to any lease of real property nor does Comet own any real property.

      2.9. NO BREACH OF STATUTE OR CONTRACT; GOVERNMENTAL AUTHORIZATIONS; REQUIRED CONSENTS. Neither the execution and delivery of this Agreement or the Agreement of Merger by Comet nor consummation of the transactions contemplated hereby or thereby by Comet (including the issuance of Shares of Comet Common Stock to shareholders of Texoil) will conflict with or result in a breach of any of the terms, conditions or provisions or the Articles of Incorporation or Bylaws of Comet or any judgment, order, injunction or decree of any court or governmental authority, to which Comet is subject or any agreement or contract to which Comet is a party and which is material to the financial condition or the conduct of the businesses of Comet, or constitute a material default thereunder.

             (a) To the best knowledge of Comet after due inquiry, Comet is not in violation of any applicable law, statute, order, rule or regulation promulgated by any federal, state, local or foreign governmental authority relating to the operation, conduct or ownership of the property or business of Comet, which violation might have a material adverse effect on Comet.

             (b) Neither the execution and delivery of this Agreement or the Agreement of Merger, nor the consummation of the Merger contemplated hereby, are events which of themselves or with the giving of notice or the passage of time or both, would constitute a violation of or conflict with or result in any breach of, or default under the terms, conditions or provisions of, any judgment, law or regulation, or Comet's Articles of Incorporation or Bylaws, or any lease, contract, mortgage, deed of trust, indenture, agreement or instrument to which Comet is a party or by which it is bound, or would result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of Comet and no such event of itself or with the giving of notice or the passage of time or both will result in the acceleration of the due date of any obligation to which Comet is bound.

             (c) Comet is not party to any action, suit, claim, proceeding or investigation either pending or, to the best knowledge of its officers and directors, threatened against, respectively, Comet or any of its officers or directors in their capacities as such, at law or in equity, or by or before any federal, state, provincial, municipal or other governmental department, commission, board, agency or subject of any outstanding judgment, or operating under, subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, provincial, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, which impairs or could impair the conduct of its business in any material way.

      2.10. LITIGATION. Comet is not party to any action, suit, claim, proceeding or investigation either pending or, to the best knowledge of its officers and directors, threatened against, respectively, Comet or any of its officers or directors in their capacities as such, at law or in equity, or by or before any federal, state, provincial, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. Comet is not the subject of any outstanding judgment, or operating under, subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, provincial, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, which impairs or could impair the conduct of its business in any material way.

      2.11. AUTHORIZATION OF AGREEMENT. The execution and delivery and the performance of this Agreement and the Agreement of Merger by Comet have been duly and validly authorized and approved by the Board of Directors of Comet and subsidiary, and Comet and Subsidiary have taken all action required by law, their Articles of Incorporation and Bylaws to authorize the execution, delivery and performance of the Merger Documents.

      2.12. STATUS OF COMET COMMON STOCK AND COMET PREFERRED STOCK. The shares of Comet Common Stock and Comet Preferred Stock to be issued to shareholders of Texoil pursuant to this Agreement and the Agreement of Merger, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable.

      2.13. BROKERS' OR FINDERS' FEES, ETC.. No agent, broker investment banker, person or firm acting on behalf of Comet is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from Comet in connection with any of the transactions contemplated herein.

      2.14. INDEMNIFICATION. Comet hereby agrees to indemnify and hold harmless Texoil, and each director, officer and shareholder thereof, from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or any other statute or at common law or otherwise and, except as provided below, shall reimburse Texoil and each such director, officer or shareholder for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions result from a breach or alleged breach of the representations, warranties or covenants contained in this Agreement, or arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in this Agreement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as the untrue statement or omission or alleged untrue statement or omission was made with respect to the description of Comet.

      Promptly after receipt by a party to be indemnified pursuant to this
Section 2.14 of notice of a statement of claim, demand or commencement of any action in respect of which indemnity may be sought against Comet hereunder, the indemnified party will notify Comet in writing thereof, and Comet shall, subject to the provisions stated below, assume the defense of such claim or action (including the employment of counsel, who shall be counsel reasonably satisfactory to Texoil and shall not be counsel otherwise employed by Comet), and the payment of expenses insofar as such claim or action shall relate to any alleged liability in respect of which indemnity may be sought against Comet. The indemnified party or parties shall have the right to employ separate counsel in any action and to participate in the defense thereof, but the fees and expenses of their counsel shall not be at the expense of Comet unless the employment of that counsel has been specifically authorized by Comet. Comet shall not be liable to indemnify any person for any settlement of any action effected without Comet's consent. Notwithstanding any provision in this Agreement or in the Agreement of Merger to the contrary, the obligations of Comet under this Section
2.14 shall survive consummation of the transactions contemplated by this Agreement and the other Merger Documents.

      2.15. LIENS. All of the real and personal property of Comet is free and clear of all liens, security interests and encumbrances.

      2.16. COMPLIANCE WITH LAWS. Comet is not in violation of any term or provision of its Articles of Incorporation or Bylaws, or of any term or provision of any judgment, decree, order, statute, injunction. rule, ordinance or governmental regulation (including building, zoning, or environmental) applicable to its properties, or of any agreement or instrument applicable to it; Comet has maintained in full force and effect any license or permit material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

      2.17.  INSURANCE.  Comet has no insurance policies of any kind.

      2.18. SEC REPORTS. Comet represents and warrants that, to the best of its knowledge after due inquiry, Comet has duly filed all applications and reports required to be filed by it with the SEC under the Securities Act of 1934 as amended. Comet has previously delivered to Texoil complete and correct copies of all such SEC applications and reports filed during the period from July 1987 to the date hereof. All of such applications and reports have been in compliance with applicable law.

      2.19.  ABSENCE OF UNDISCLOSED LIABILITIES; ADVERSE CHANGES IN CONDITION.

             (a) Comet has no liabilities or obligations which, individually or in the aggregate, are material to Comet and which have not been:

                  (i) reflected in the consolidated balance sheet of Comet as of June 30, 1992 referred to in Section 2.4 (the "Comet Balance Sheet") or the unaudited balance sheet as of September 30, 1992; or

                  (ii) incurred in the ordinary course of business since September 30, 1992.

             (b) Except as set forth in Section 2.4, since September 30, 1991, whether or not in the ordinary course of business, there has not been, occurred or arisen:

                  (i) any material adverse change in the consolidated financial condition or in the operations of the business of Comet from that shown on the Comet Balance Sheet; or

                  (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, materially and adversely affecting any property or business of comet which is material to the financial condition of the operations of the business of Comet; or

                  (iii) any actual or, to the knowledge of Comet, threatened, strike or other labor trouble or dispute which materially adversely affects, or which insofar as Comet knows might materially adversely affect the business or prospects of Comet.

SECTION 3.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF TEXOIL

      Texoil represents, warrants and covenants, as of the date of this Agreement, and as of the Effective Date, as follows:

      3.1. ORGANIZATION, ETC. Texoil is a corporation duly organized, validly existing and in good standing under the laws of its State of Incorporation. Texoil has the corporate power to own its properties and carry on its business as now being conducted, execute and deliver this Agreement and the Agreement of Merger and consummate the transactions contemplated hereby and thereby. Texoil is duly qualified to do business and is in good standing as a foreign corporation in each state where it conducts business as set forth in Schedule 3.1, constituting each state in which such qualification is required in order to do business, except for states in which the failure to be so qualified will not materially and adversely affect Texoil.

      3.2. CAPITAL, STOCK OF TEXOIL. As of the date hereof, the authorized capital stock of Texoil consists of 1,000,000 shares of common stock, $.10 par value, of which 713,877 shares are issued and outstanding and 25,000 shares of preferred stock, $100 par value, are authorized, 23,000 of which are issued and outstanding; and no other classes of stock are authorized, issued or outstanding. Other than as set forth in Schedule 3.2, there are no outstanding options, warrants or other rights to subscribe for or purchase from Texoil any capital stock of Texoil or securities convertible into or exchangeable for capital stock of Texoil. All issued shares of Texoil Common Stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Texoil has one wholly owned subsidiary, Texoil Exploration De Argentina, S.A., a Nevada Corporation, and does not own 50% or more of the issued and outstanding stock of any other corporation.

      3.3. DISCLOSURE OF TEXOIL. Texoil has delivered to Comet its disclosure schedule which contained true and correct copies of its Charter, Bylaws, and Minutes certified by its secretary as well as its schedule of current officers and directors and its shareholder list.

      3.4. FINANCIAL STATEMENTS; RESERVE REPORT. Texoil has previously furnished a true and complete copy of its audited balance sheet as of December 31, 1989, 1990, 1991, and the audited statements of operations, shareholders' equity and cash flows for the years ended December 31, 1989, 1990 and 1991, together with related notes and supplementary information (the "Texoil Financial Statements"), and the unaudited balance sheet at June 30, 1992, the unaudited consolidated statement of operations for the nine months then ended. Also, Texoil has previously furnished a true and complete copy of its oil and gas reserve report as of November 1, 1992.

      3.5. TAX AND OTHER RETURNS AND REPORTS. Except as set forth in Schedule
3.5 attached hereto:

             (a) All federal, state, local and foreign tax returns and tax reports, domestic or foreign, required to be filed by Texoil have been filed on a timely basis with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed where failure to file would materially and adversely effect Texoil.

             (b) All significant federal, state, local and foreign income, franchise, property and other taxes (including interest and penalties) due from Texoil have been fully paid or adequately provided for on the books and financial statements of Texoil.

             (c) No issues have been raised or are currently pending by the IRS or any other taxing authority in connection with any of the returns and reports referred to in the foregoing clause which, individually or in the aggregate, might have a material adverse effect on Texoil, nor does Texoil have any knowledge of circumstances under which such a claim could be made. Texoil has not filed any tax returns on a unitary basis or consolidated basis with another entity and has not entered into any other tax-sharing agreement.

      3.7    AGREEMENTS, CONTRACTS AND COMMITMENTS.

             (a) Schedule 3.7 attached hereto contains an accurate and complete list of all agreements, contracts and leases to which Texoil is a party and which are material to the condition (financial or other) business, prospects or operations of Texoil, excepting only such agreements, contracts and leases that incur or cause less than 10% of annual revenues or financial obligations to Texoil. Except as set forth in Schedule 3.7, Texoil does not have in effect.

                  (i)   any collective bargaining agreements;

                  (ii) any bonus, deterred compensation, pension, profit-sharing, restricted stock or employee stock purchase plans;

                  (iii) any employment or consulting agreement, contract or
                        Commitment with an employee or consultant having more than one year to run from the date hereof or containing an obligation to pay or accrue more than $5,000 per annum;

                  (iv) any lease which involves a potential liability to Texoil as lessee of more than $5,000 or any agreement of guarantee or indemnification running to any person or entity which involves, singly or in the aggregate, a potential liability of more than $5,000;

                  (v) any agreement or contract relating to capital expenditures which obligates Texoil to make future payments which, together with future payments under all other agreements and contracts relating to the same capital project, exceed $5,000; or

                  (vi) any agreement or contract relating to the disposition or acquisition of assets or any interest in any business enterprise with a book value of or for a price of $5,000 or more, except as contemplated hereby.

             (b) Except as set forth in Schedule 3.7, Texoil has not breached any of the terms or conditions of (i) any agreement or contract set forth in Schedule 3.7 in such a manner as would permit any other party to cancel or terminate the same or (ii) any agreement or contract (including those referred to in clause (i) if any such breach or breaches singly or in the aggregate would require the payment of an amount in excess of $5,000.

      3.8 NO BREACH OF STATUTE OR CONTRACT; GOVERNMENTAL AUTHORIZATIONS; REQUIRED CONSENTS.

             (a) Except as set forth in Schedule 3.8, neither the execution and delivery of this Agreement or the Agreement of Merger by Texoil nor consummation of the transactions contemplated hereby or thereby by Texoil will:

                  (i) conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation, bylaws or other governing instruments of Texoil or any judgment, order, injunction or decree of any court or governmental authority to which Texoil is subject or of any agreement or contract listed on
                        Schedule 3.7, or constitute a material default thereunder; or

                  (ii) except as provided in section 4.2. hereof, require the consent or approval of any person.

             (b) Except as set forth in Schedule 3.8; to the best knowledge of Texoil after due inquiry, Texoil is not in violation of any applicable law, statute, order, rule or regulation promulgated by any federal, state, local or foreign governmental authority relating to the operation, conduct or ownership of the property or business or Texoil.

             (c) Except as set forth in Schedule 3.8, neither the execution and delivery of this Agreement or the Agreement of Merger, nor the consummation of the Merger contemplated hereby, are events which of themselves or with the giving or notice or the passage of time or both, would constitute a violation of or conflict with or result in any breach of, or default under the terms, conditions or provisions of, any judgment, law or regulation, or Texoil's Articles of Incorporation or Bylaws of any lease, contract, mortgage, deed of trust, indenture, agreement or instrument to which Texoil is a party or by which it is bound, or would result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of Texoil and no such event of itself or with the giving of notice or the passage of time or both will result in the acceleration or the due date of any obligation to which Texoil is bound.

      3.9 LITIGATION. Except as set forth in Schedule 3.9, Texoil is not party to any action, suit, claim, proceeding or investigation either pending or, to the best knowledge of its officers and directors, threatened against, respectively, Texoil or any of its officers or directors in their capacities as such, at law or in equity, or by or before any federal, state, provincial, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. Except as set forth in Schedule 3.9, Texoil is not the subject of any outstanding judgment, or operating under, subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, provincial, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, which impairs or could impair the conduct of its business in any material way.

      3.10 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement and the Agreement of Merger by Texoil have been duly and validly authorized and approved by the board of directors of Texoil. Texoil has taken all action required by law, its Articles of Incorporation and Bylaws to authorize the execution, delivery and performance of the Merger Documents except for the shareholder approval described in Section 6.1 hereof.

      3.11 LIENS. Other than as set forth on Schedule 3.11 hereof, all of the real and personal property of Texoil is free and clear of all liens, security interests and encumbrances.

      3.12 BROKERS' OR FINDERS' FEES, ETC. No agent, broker, investment banker, person or firm acting on behalf of Texoil or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Texoil in connection with any of the transactions contemplated herein.

      3.13 INDEMNIFICATION. Texoil hereby agrees to indemnify and hold harmless Comet and each of its directors, each of its officers who signs the Registration Statement, and each person, if any, who controls Comet within the meaning of
Section 15 of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or any other statute or at common law or otherwise, and, except as provided below, shall reimburse Comet and each such director, officer or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions result from a breach or alleged breach of any of the warranties contained in this Agreement, or arise out of or are based upon any untrue statement of alleged untrue statement of a material fact contained in this Agreement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such untrue statement or omission or alleged untrue statement or omission was made with respect to the description of Texoil.

      Promptly after receipt by a party to be indemnified pursuant to this
Section 3.13 of notice of the commencement of any action in respect of which indemnity may be sought against Texoil hereunder, the indemnified party will notify Texoil in writing of the commencement thereof, and Texoil shall, subject to the provisions stated below, assume the defense of the action (including the employment of counsel, who shall be counsel reasonably satisfactory to Comet and shall not be counsel otherwise employed by Texoil) and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against Texoil. The indemnified party or parties shall have the right to employ separate counsel in any action and to participate in the defense thereof, but the fees and expenses of their counsel shall not be at the expense of Texoil unless the employment of that counsel has been specifically authorized by Texoil. Texoil shall not be liable to indemnify any person for any settlement of any action effected without Texoil's consent. Notwithstanding any provision in this Agreement or in the Agreement of Merger to the contrary, the obligations or Texoil under this Section 3.13 shall survive consummation of the transactions contemplated by this Agreement and the other Merger Documents.

      3.14 NAMES, PATENTS, TRADEMARKS, ETC. Schedule 3.14 sets forth all copyrights, patents, trademarks and trade names, federal, state or provincial, domestic or foreign registration of which has been obtained or applied for by Texoil, all of which are valid, in good standing, and uncontested. Texoil possesses all rights, licenses, or other authority to use all such copyrights, patents, inventions, formulas, processes (secret or otherwise), trademarks and trade names necessary to conduct its businesses as presently conducted or presently proposed to be conducted. Texoil has not received any notice with respect to any claim of alleged infringement or unlawful or improper use of any copyright, patent trademark, trade name, process, invention, formula or other intangible property right owned or alleged to be owned by others, which claim, if decided adversely, could have a material adverse effect on the business or operation of Texoil.

      Texoil is not in violation of any term or provision of its Articles of Incorporation or Bylaws, or of any term or provision of any judgment, decree, order, statute, injunction, rule, ordinance or governmental regulation including building, zoning, or environmental) applicable to it, its properties, or of any agreement or instrument applicable to it; Texoil has maintained in full force and effect any license or permit material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

      3.16 INSURANCE. Schedule 3.16 contains a true, correct and complete description of all policies of fire, casualty and extended coverage, public liability, worker's compensation, life and other forms of insurance owned or held, respectively, by Texoil. All such policies are in full force and effect and will remain so through the Effective Date. All buildings, plants and properties, including but not limited to leasehold interests, machinery, equipment, billboards and inventories of Texoil are adequately insured against loss or damage by fire and all other hazards and risks of the character usually insured against by persons operating similar properties in the localities where such properties are located (including use and occupancy insurance) under valid and enforceable policies issued by insurers of recognized responsibility. Such insurance coverage will be continued in full force and effect through the Effective Date.

      3.17   ABSENCE OF UNDISCLOSED LIABILITIES; ADVERSE CHANGES IN CONDITION.

             (a) Texoil has no liabilities or obligations which, individually or in the aggregate, are material to Texoil and which have not been:

                  (i) reflected in the consolidated balance sheet of Texoil as of December 31, 1991 referred to in Section 3.4 (the "Texoil Balance Sheet") or the unaudited balance sheet as of June 30, 1992; or

                  (ii) incurred in the ordinary course of business since September 30, 1992.

             (b) Except as set forth in Section 3.4, since September 30, 1992, whether or not in the ordinary course of business, there has not been, occurred or arisen:

                  (i) any material adverse change in the consolidated financial condition or in the operations of the business of Texoil from that shown on the Texoil Balance Sheet; or

                  (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, materially and adversely affecting any property or business of Texoil which is material to the financial condition of the operations of the business of Texoil or Subsidiary; or

                  (iii) any actual or, to the knowledge of Texoil, threatened, strike or other labor trouble or dispute which materially adversely affects, or which insofar as Texoil knows might materially adversely affect the business or prospects of Texoil.

SECTION 4.   CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE DATE

      4.1. INVESTIGATIONS; OPERATION OF BUSINESS OF TEXOIL AND COMET. Between the date of this agreement and the Effective Date:

             (a) Texoil and Comet each agree to use its best efforts to give to the other and their respective representatives and agents full access to all the premises and books and records of it, and to cause its officers and independent auditors to furnish the other such financial operations data and other information with respect to the business and properties of it as the other shall from time to time reasonably request; provided, however, that any such investigation (i) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Texoil or Comet, as the case may be, and (ii) shall not affect any of the representations and warranties hereunder. All information obtained by one party from the other hereunder shall be kept confidential and shall be revealed only to those persons, including counsel, accountants and investment bankers, who have a need for such information in the performance of their duties for their respective principals, unless disclosure of such material is compelled by a judicial or administrative process, or, in the opinion of their respective counsel, by other requirements of law. The foregoing shall not apply to information
      (w) ascertainable or obtained from public information; (x) received from a third party not known to the recipient to be under a duty to keep it confidential; (y) which becomes known to the public (other than through a breach of this Agreement; or (z) which was independently developed by (or in the possession of prior to its disclosure to) the party other than the one to which it relates. It is understood that each party shall be deemed to have satisfied its obligation to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information. In the event of termination of this Agreement, each party will return all documents, work papers and other material obtained from the other party in connection with the transactions contemplated hereby.

             (b) Each party will use its best efforts to preserve substantially intact their business organizations, to keep available the services of their present officers and employees, and to preserve their present relationships with persons having significant business relations therewith.

             (c) Texoil shall conduct its business only in the ordinary course, and, by way of amplification and not limitation, will not without the prior written consent of Comet:

                  (i) issue, sell, purchase or redeem, or grant or commit to issue any Texoil capital stock, other than upon the exercise of outstanding stock options, warrants or stock purchase rights described in Schedule 3.2;

                  (ii) grant or commit to grant any options, warrants, or other rights to subscribe for or purchase or otherwise acquire any shares of its capital stock or issue or commit to issue any securities convertible into or exchangeable for shares of Texoil capital stock;

                  (iii) declare, set aside, or pay any dividend or distribution with respect to Texoil capital;

                  (iv) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any Texoil capital stock;

                  (v) dispose of any assets or incur any liability except in the ordinary course of business;

                  (vi) effect a split or reclassification of any capital stock of Texoil or a recapitalization of Texoil; or

                  (vii) engage in any transaction which would result in the
                        merger, reorganization, consolidation or division of Texoil or any other transaction having similar effect;

                  (viii)change the Charter Bylaws or other governing instruments or Texoil;

                  (ix) acquire or agree to acquire the stock or assets of any other business.

                  (x) take any action after the date hereof that would cause any representation or warranty contained in this Agreement to become untrue in any material respect;

                  (xi) pay any obligation or liability, other than (1) obligations or liabilities reflected in Texoil's balance sheet when due, (2) liabilities incurred since the date of such Balance Sheets in the ordinary course of business, and (3) obligations under any franchise agreements, lease agreements, pension, bonus, profit-sharing, employee stock ownership, stock option and warrant agreements, and the other agreements set forth in the exhibits;

                  (xii) make or become obligated to make any payment or
                        distribution including, without limitation, dividends) to its stockholders (in their capacity as stockholders);

                  (xiii)do any act or omit to do any act, or permit any act or omission to act, which will cause it to breach any contract or commitment to which it is a party;

                  (xiv) solicit from any other person or entity an offer or
                        expression of interest in or with respect to an offer for an acquisition, combination, or similar transaction involving it or substantially all of its assets or securities except as described herein and Texoil will promptly inform Comet of the existence of any unsolicited offer or expression of interest; or

                  (xv) waive the provisions of any statute of limitations as such provisions may apply to the assessment of federal, state or foreign income taxes payable by it for any taxable year or period or portion thereof prior to the Effective Date.

             (d) Comet shall conduct its business only in the ordinary course and, by way of amplification and not limitation, Comet shall not, without prior written consent of Texoil:

                  (i) issue, sell, purchase cr redeem or grant or commit to issue any Comet capital stock, other than upon the exercise of outstanding stock options, warrants or stock purchase rights described in Schedule 2.2;

                  (ii) grant or commit to grant any options, warrants or other rights to subscribe for a purchase or otherwise acquire any shares of its capital stock or issue or commit to issue any securities convertible into or exchangeable for shares of Common Stock of Comet;

                  (iii) declare, set aside, or pay any dividend or distribution with respect to the capital stock or other ownership interest to Comet;

                  (iv) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any capital stock of Comet;

                  (v) transfer any assets or. incur any liability except in the ordinary course of business;

                  (vi) effect a split or reclassification of any capital stock of Comet or a recapitalization of Comet reverse split;

                  (vii) engage in any transaction which would result in the
                        merger, reorganization, consolidation or division of Comet or any other transaction having similar effect;

                  (viii)change the Articles of Incorporation, By-Laws or other governing instrument of comet;

                  (ix) acquire or agree to acquire the stock or assets of any other business;

                  (x) take any action after the date hereof that would cause any representation or warranty contained in this Agreement to become untrue in any material respect;

                  (xi) pay any obligation or liability, other than (1) obligations or liabilities reflected in Comet's balance sheet when due (2) liabilities incurred since the date of such Balance Sheets in the ordinary course of business, and (3) obligations under any franchise agreements, lease agreements, pension, bonus, profit sharing, employee stock ownership, stock option and warrant agreements, and the other agreements set forth in the exhibits;

                  (xii) make or become obligated to make any payment or
                        distribution (including, without limitation, dividends) to its stockholders (in their capacity as stockholders);

                  (xiii)do any act or omit to do any act, or permit any act or omission to act, which will cause it to breach any contract or commitment to which it is a party;

                  (xiv) solicit from any other person or entity an offer or
                        expression of interest in or with respect to an offer for an acquisition, combination, or similar transaction involving it or substantially all of its assets or securities except as described herein and Comet will promptly inform Texoil of the existence of any, unsolicited offer or expression of interest; or

                  (xv) waive the provisions of any statute of limitations as such provisions may apply to the assessment of federal, state or foreign income taxes payable by it for any taxable year or period or portion thereof prior to the Effective Date.

      4.2. STOCKHOLDER APPROVAL. Texoil shall submit and recommend this Agreement to its stockholders for approval at meeting of the Texoil stockholders to be held at the earliest practicable date for the purpose of considering and voting upon a proposal to approve and adopt the Plan of Merger.

SECTION 5.   CONDITIONS TO MERGER

      5.1. CONDITIONS TO OBLIGATION OF COMET. The obligation of Comet to effect the Merger shall be subject to each of the following conditions:

             (a) REPRESENTATIONS AND WARRANTIES OF TEXOIL TO BE TRUE. The representations and warranties of Texoil herein contained shall be true in all material respects at the Effective Date with the same effect as though made at such time, except to the extent waived hereunder or affected by the schedules delivered hereunder; Texoil shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Effective Date; and Texoil shall have delivered to Comet a certificate of Texoil in form and substance satisfactory to Comet dated the Effective Date and signed by its principal financial officer to all such effects.

             (b) SHAREHOLDER APPROVAL. The shareholders of Texoil shall have approved this Agreement and the Agreement of Merger.

             (c) NO LEGAL PROCEEDINGS. No injunction or restraining order shall be in effect prohibiting the Merger, and no action or proceeding shall have been instituted and, at what would otherwise have been the Effective Date, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement or the Agreement of Merger.

             (d) STATUTORY REQUIREMENTS. All statutory requirements for the valid consummation by Texoil of the transactions contemplated by this Agreement and the Agreement of Merger shall have been fulfilled, including the Shareholder approval described in Section 4.2; all authorizations consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by Texoil of the transactions contemplated by this Agreement and the Agreement of Merger, and to permit the businesses presently carried on by Comet and Texoil to continue, unimpaired in all material respects immediately following the Effective Date shall have been obtained.

             (e) OPINION OF COUNSEL FOR TEXOIL. Comet shall have received from counsel to Texoil, an opinion dated the Effective Date, in form and substance satisfactory to Comet's counsel, substantially to the effect that:

                  (i) Texoil is a corporation duly incorporated and validly existing and in good standing under the laws of the State of the Tennessee;

                  (ii) Texoil is duly qualified to do business as a foreign corporation and in good standing in each state set forth in Schedule 3.1;

                  (iii) Texoil has the corporate power to carry on its existing business;

                  (iv) the authorized capital stock of Texoil consists of 1,000,000 shares of common stock, $.10 par value and 25,000 shares of $100 par value preferred stock, and the number of issued and outstanding shares of capital stock of Texoil is 713,877 common shares and 23,000 preferred shares;

                  (v) each of this Agreement, the Agreement of Merger and the Merger Documents has been duly authorized, executed and delivered by Texoil and is the valid and binding obligation of Texoil. All corporate action by Texoil and its shareholders required to authorize the Merger has been taken and Texoil has the corporate power to affect the Merger provided for in this Agreement and the Agreement of Merger;

                  (vi) all authorizations, consents and approvals of all governmental agencies and authorities, including state securities or "blue sky" authorities, required in order to permit consummation by Texoil of the transactions contemplated by this Agreement and the Agreement of Merger have been obtained;

                  (vii) all of the outstanding capital stock of Texoil has been duly and validly authorized and issued, is fully paid and nonassessable and is as described in Schedule 3.2 hereof;. and

                  (viii)to the best knowledge of such counsel, neither the
                        execution and delivery by Texoil of this Agreement or the Agreement of Merger, nor consummation of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms conditions or provisions of any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Texoil is subject, or constitute a material default thereunder.

             In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon opinions of local counsel as to matters of law and, as to matters of fact, upon certificates of public officials and of officers of Texoil.

             (f) REQUIRED CONSENTS. Comet and Texoil shall have obtained the consents or approvals of each person and governmental agency whose consents or approval is required in connection with the execution delivery and performance of this Agreement and the Agreement of Merger except for such consents or approvals the failure of which to obtain would not in the aggregate have a material adverse effect on Comet, Subsidiary, or Texoil.

      5.2. CONDITIONS TO OBLIGATION OF TEXOIL. The obligations of Texoil to effect the Merger shall be subject to the following conditions:

             (a) REPRESENTATIONS AND WARRANTIES OF COMMENT TO BE TRUE. The representations and warranties of Comet and subsidiary herein contained shall be true in all material respects at the Effective Date with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; Comet and subsidiary shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Effective Date; and Comet shall have delivered to Texoil a certificate of Comet in form and substance satisfactory to Comet, dated the Effective Date and signed by its principal executive officer and principal financial officer to all such effects.

             (b) SHAREHOLDER APPROVAL. Amendments to Comet's Articles of Incorporation effecting a 28 to 1 reverse split up of Comet's outstanding Common Stock and changing Comet's name to Texoil, Inc. or some other appropriate name shall have been approved by the shareholders of Comet. Additionally, the above said 28 to 1 reverse split of Comet's outstanding Common Stock shall have been filed with and approved by the Nevada Secretary of State.

             (c) NO LEGAL PROCEEDINGS. No injunction or restraining order shall be in effect prohibiting the Merger and no action or proceeding shall have been instituted and, at what would otherwise have been the Effective Date, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement or the Agreement of Merger.

             (d) STATUTORV REQUIREMENTS. All statutory requirements for the valid consummation by Comet and Texoil of the transactions contemplated by this Agreement and the Agreement of Merger shall have been fulfilled; all authorizations, consents and approvals of each person and all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by Comet and Texoil of the transaction Contemplated by this Agreement and the Agreement of Merger, and to permit the businesses presently carried on by Comet and Texoil to continue unimpaired in all material respects immediately following the Effective Date shall have been obtained.

             (e) OPINION OF COUNSEL FOR COMET. Texoil shall have received from counsel for Comet and subsidiary an opinion, dated the Effective Date, in form and substance satisfactory to Texoil's counsel substantially to the effect that:

                  (i) Comet and Subsidiary are corporations duly incorporated, validly existing and in good standing under the respective laws of Nevada;

                  (ii) Comet is duly qualified to do business as a foreign corporation and in goad standing in each state set forth in Schedule 2.l.

                  (iii) Comet has the corporate power to carry on its business;

                  (iv) the authorized capital stock of Comet consists of 50,000,000 shares of common stock, $.001 par value and 10,000,000 shares of preferred stock of $.001 par value; and the number of issued and outstanding shares of Comet Common Stock is 12,123,837, and no preferred stock is issued and outstanding;

                  (v) the shares of Comet Common Stock and Comet Preferred Stock to be issued in exchange for shares of Texoil Common Stock and Texoil Preferred Stock pursuant to the Agreement of Merger have been duly authorized and, immediately after the Effective Date, will be duly and validly issued, fully paid and nonassessable;

                  (vi) each of this Agreement, the Agreement of Merger and the Merger Documents has been duly authorized, executed and delivered by

                        Comet and is the valid and binding obligation of Comet. All corporate action by Comet and its shareholders required to authorize the Merger has been taken and Comet has the corporate power to effect the Merger provided for in this Agreement and the Agreement of Merger;

                  (vii) all authorizations, consents, approvals, and permits required under state securities or "blue sky" laws, and all authorizations, Consents and approvals of all governmental agencies and authorities of the United States and the State of Nevada required in each case in order to permit consummation by Comet of the transactions contemplated by this Agreement and the Agreement of Merger have been obtained;

                  (viii)All of the outstanding capital stock of Comet has been duly and validly authorized and issued, is fully paid and nonassessable and is as described in Schedule 2.2 hereof; and

                  (ix) to the best knowledge of such counsel, neither the execution and delivery by Comet of this Agreement or the Agreement of Merger, nor consummation of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any or the terms, conditions or provisions of any judgment, order, injunction decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Comet is subject, or constitute a material default thereunder.

             In rendering such opinion, counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon opinions of local counsel as to matters of law and, as to matters of fact, upon certificates of public officials and officers of comet or Subsidiaries.

             (f) TAX OPINION. Texoil and its shareholders shall have received an opinion of counsel from the Law Offices of Gary L. Blum in a form satisfactory to counsel to Comet, and to Texoil, to the effect that for federal and state income tax purposes no gain or loss will be recognized by Texoil or Comet as a result of the transactions herein contemplated; and that no gain or loss will be recognized by the holders of Texoil Common Stock or Texoil Preferred Stock upon the conversion of their Texoil Common Stock or Texoil Preferred Stock into Comet Common Stock or Comet Preferred Stock in accordance with the provision of this Agreement and covering such other matters as counsel to Comet or counsel to Texoil may reasonably request.

             (g) COMET COMMON STOCK AND COMET PREFERRED STOCK. At the Effective Date, Comet shall have issued a number of shares of Comet Common Stock to the shareholders of Texoil, in exchange for all of the then issued and outstanding shares of Texoil Common Stock, equal to 95.0% of Comet Common Stock after giving effect to such issuance but adjusted for the full dilution of both Comet Common Stock and Texoil Common Stock for outstanding options, warrants, or other purchase rights. as described in Schedules 2.2 and 3.2; and Comet shall have issued 23,000 shares of Comet Preferred Stock in exchange for all of the 23,000 then issued and outstanding shares of Texoil Preferred Stock.

             (h) ELECTION OF DIRECTORS. At the Effective Date, the persons identified in Schedule 5.1 shall be elected or appointed to the Board of Directors of Comet, as more specifically described in Section 6.4 hereof.


SECTION 6.   CERTAIN UNDERSTANDINGS AND AGREEMENTS

      6.1. SHAREHOLDERS' MEETING. Texoil will cause a shareholders' meeting to be held as soon as possible after execution of this Agreement, and at such meeting Texoil will request a vote of its respective shareholders for the purpose of adopting the Agreement of Merger and this Agreement and approving and ratifying the consummation of the transactions contemplated hereby.

      6.2. RESERVATION OF STOCK. The Board of Directors of Comet prior to the Effective Date will reserve sufficient shares of Comet Common Stock and Comet Preferred Stock for issuance pursuant to the terms of this Agreement and Plan of Merger and take such other action as is necessary in connection therewith.

      6.3. EMPLOYMENT AGREEMENTS. Upon consummation of the Merger Comet shall assume all existing Texoil employment agreements.

      6.4. BOARD OF DIRECTORS FOLLOWING MERGER. Upon consummation of the Merger, the Board of Directors of Comet shall be the seven (7) directors identified on
Schedule 5.1, who shall be elected by consent in lieu of a special meeting of shareholders. The Board of Directors of Comet shall prior to the Effective Date, appropriately adjust the number of seats on the board in the Comet bylaws, if necessary.

      6.5. WILLIAM F. COFFIN CORPORATION CONSULTING CONTRACT. William F. Coffin Corporation agrees to provide continuing consulting service. to Texoil in the areas of regulatory compliance, assisting in filing SEC registrations, statements, and corporate finance. In return Texoil agrees to extend the existing employment agreement and fulfill the obligations of Comet therein commencing November 1, 1992 and expiring on January 31, 1994. An Amendment to Employment Agreement extending the existing consulting agreement is attached hereto as Exhibit B.

      6.6. FILING OF FORM 8-K; NASDAQ LISTING; REGISTRATION ON FORM S-1; "LOCK-UP" OF SHARES. Upon consummation of the Merger, shall use its best efforts to file an application for listing on the. NASDAQ system upon achieving all appropriate listing conditions; and shall immediately file a registration statement on Form S-1 to raise equity capital in an amount to be determined by the Board of Directors. Unless authorized by the Board of Directors, each of the affiliates of Comet and Texoil prior to the Merger shall agree not to sell, make any short sale of, loan grant an option for the purchase of or otherwise dispose of any of the Comet shares at any time during the period commencing with the Effective Date and ending 180 days thereafter, or ninety (90) days following the conclusion of the Public Offering, whichever is earlier.

      6.7. AMENDMENTS TO ARTICLES In connection with the merger Comet shall effect by consent in lieu of a special meeting of shareholders, amendments to Comet's Articles of Incorporation implementing a one for twenty-eight reverse split up of its common shares, and a change of Comet's name to Texoil, Inc. or such other name as the Board of Directors may determine.

      6.8. CONDUCT OF BUSINESS. Following the Merger each officer of Texoil immediately prior to the time the Merger becomes effective shall be an initial officer of Comet in the same capacity, until such officer as successor is duly elected and qualified.

SECTION 7. TERMINATION OF OBLIGATIONS AND WAIVERS OF CONDITIONS; PAYMENT OF EXPENSES

      7.1. TERMINATION OF AGREEMENT AND ABANDONMENT OF MERGER. Anything herein to the contrary notwithstanding this Agreement, the Agreement of Merger and the Merger contemplated hereby may be terminated at any time before the Effective Date, whether before or after approval of this Agreement by the shareholders of Comet and/or Texoil, as follows, and in no other manner:

            (a) MUTUAL CONSENT. By mutual consent of the Boards of Directors of Comet and Texoil.

             (b) EXPIRATION DATE. By the Board of Directors of either Texoil or Comet if the Merger shall not have become effective by December 1, 1992, which date may be extended by mutual agreement of the Boards of Directors of Texoil and Comet.

      7.2. PAYMENT OF EXPENSES; WAIVER OF CONDITIONS. In the event that this Agreement shall be terminated pursuant to Section 7.1, all obligations of the parties under this Agreement shall terminate and there shall be no liability of any party to the other. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and the Agreement of Merger and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided that the obligations of Texoil and Comet contained in Sections 2.14 and 3.13 hereof, and the confidentiality obligations of the parties contained in Section 4.1(a) hereof, shall survive any such termination. If any of the conditions specified in Section 5.1 hereof has not been satisfied, Comet may nevertheless at its election proceed with the transactions contemplated hereby and if any of the conditions specified in Section 5.2 hereof has not been satisfied, Texoil may nevertheless at its election proceed with the transactions contemplated hereby. Any such election to proceed shall be evidenced by a certificate executed on behalf of the electing party by an authorized officer. In the event that the Merger shall be consummated each party hereto will pay all of its own costs and expenses in connection therewith.

SECTION 8.   GENERAL

      8.1. AMENDMENTS. Subject to applicable law, this Agreement and any schedule, list or exhibit attached hereto may be amended only by an instrument in writing signed by an officer of each of the parties hereto upon authorization by the Boards of Directors of the parties hereto before or after the meeting of shareholders referred to in Section 6.1 hereof at any time prior to the Effective Date, except that no such amendment shall affect the rate of exchange provided for in the Agreement of Merger.

      8.2. NO ASSIGNMENT. Neither this Agreement nor the Agreement of Merger may be assigned by either party, by operation of law or otherwise.

      8.3. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as provided in
Section 2.14, and 3.13 hereof, the respective representations and warranties of Comet and Texoil contained herein shall expire and be terminated and extinguished at the Effective Date or the termination hereof, as the case may be.

      8.4. GOVERNING LAW. Except where the laws of another jurisdiction are mandatorily applicable, this Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws (except for conflict of laws provisions) of the State of Nevada.

      8.5. NOTICES. Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid and addressed as follows:

             If to CometE.W.   Baumgardner, Chairman
                               Comet Entertainment, Inc
                               2841 E. Las Palmas Avenue,
                               Anaheim, California 92806

             If to TexoiWalter Williams, President
                               Texoil Company
                               1600 Smith Street, #4000
                               Houston, Texas  77002

             with copies       Gary L. Blum, Esq.
                               Law Offices of Gary L. Blum
                               15300 Ventura Boulevard, Suite 500
                               Sherman Oaks, California  91403

                               David Snyder, Esq.
                               Luce, Forward, Hamilton & Scripps
                               600 W. Broadway, Suite 2600

                              San Diego, California 92101

      8.6. HEADINGS. The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      8.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

      8.8. RELIANCE UPON REPRESENTATIONS AND WARRANTIES. Notwithstanding any right or any party hereto to fully investigate the affairs of any other party, the parties hereto may rely upon the representations, warranties and covenants made to it in this Agreement and on the accuracy of any certificate, any schedule attached hereto (collectively the "Disclosure Schedules"), exhibit or other document given or delivered to it pursuant to this Agreement. Further, knowledge by an agent of any party hereto of any facts not otherwise disclosed in this Agreement, the Disclosure Schedules or any other Merger Document, shall not constitute a defense to any claim for misrepresentation, breach of any warranty, agreement, or covenant under this Agreement, the Disclosure Schedules or any other Merger Document. No representations or warranties have been made by or on behalf of any person to induce any party to enter into this Agreement or to abide by or consummate the transactions contemplated by this Agreement, except representations and warranties expressly set forth herein, in the Disclosure Schedules or in any other Merger Document.

      8.9. WAIVER. No purported waiver by any party of any default by any other party of any term, covenant or condition Contained herein shall be deemed to be a waiver or such term, covenant or condition unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term, covenant or condition contained herein.

      8.10. ENTIRE AGREEMENT. This Agreement, together with the schedules attached hereto and any certificate, exhibit or other document given or delivered pursuant hereto, sets forth the entire understanding among the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon any party unless in writing and signed by the party to be charged.

      8.11. NO PARTNERSHIP. Nothing contained in this Agreement will be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or partnership or joint venture.

      8.12. PARTIAL INVALIDITY. If any term, Covenant or condition in this Agreement or the application thereof to any person, party or circumstance shall be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances, other than those as to which it is held invalid, shall be unaffected thereby and each term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

      8.13. JOINT PREPARATION. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.

      8.14. ARBITRATION. Any controversy or claim arising out of, or relating to, this contract or the breach thereof, shall be settled by arbitration (if permissible under applicable law) in accordance with the rules of the American Arbitration Association, and Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized officers as of the date and year first above written.

Texoil Company                      Comet Entertainment, Inc.



By:   /S/ W.T. HOEHN, JR.           By:    /S/ WILLIAM F. COFFIN
      W. T. Hoehn, Jr., Chairman                William F. Coffin, Secretary


Comet Acquisition Subsidiary, Inc.


By:   /S/ WILLIAM F. COFFIN
      William F. Coffin, President

                                 SCHEDULE 2.1

                  COMET QUALIFICATION AS FOREIGN CORPORATION

                                NOT APPLICABLE

                                 SCHEDULE 2.2

          OUTSTANDING COMET OPTIONS, WARRANTS AND SUBSCRIPTION RIGHTS

                                     NONE

                                 SCHEDULE 2.6

                    COMET TAX AND OTHER RETURNS AND REPORTS

                                     NONE

                                 SCHEDULE 2.7

                 COMET AGREEMENTS, CONTRACTS, AND COMMITMENTS


1.    William F. Coffin Corporation Employment Agreement expiring December 31,
      1992.

                                 SCHEDULE 2.8

           COMET LEASES, TITLE TO PROPERTIES, LIENS AND ENCUMBRANCES

                                     NONE

                                 SCHEDULE 2.9

                     COMET BREACHES OF STATUTE OR CONTRACT

                                     NONE

                                 SCHEDULE 2.16

                   COMET LIENS ON REAL AND PERSONAL PROPERTY

                                     NONE

                                 SCHEDULE 2.18

                                COMET INSURANCE

                                     NONE

                                 SCHEDULE 3.1

                  TEXOIL QUALIFICATION AS FOREIGN CORPORATION


1.    Texas

2.    Louisiana

                                 SCHEDULE 3.2

         OUTSTANDING TEXOIL OPTIONS, WARRANTS AND SUBSCRIPTION RIGHTS



1. Joe C. Richardson, Jr., April 2, 1992 grant of non-qualified option to purchase 89,235 shares of Texoil common stock at an exercise price of $2.00 per share, expiring at 12-31-99 subject to adjustment as set out in Paragraph 5 of the Option Agreement.

2. John L. Graves, April 2, 1992 grant of non-qualified option to purchase 89,235 shares of Texoil common stock at an exercise price of $2.00 per share, expiring at 12-31-99 subject to adjustment as set out in Paragraph 5 of the Option Agreement.

                                 SCHEDULE 3.5

                   TEXOIL TAX AND OTHER RETURNS AND REPORTS

                                     NONE

                                 SCHEDULE 3.6

          TEXOIL LEASES, TITLE TO PROPERTIES, LIENS AND ENCUMBRANCES

                                     None

                                 SCHEDULE 3.7

                 TEXOIL AGREEMENTS, CONTRACTS, AND COMMITMENTS


1. George Murrell et al Oil, Gas and Mineral Lease dated August 1, 1984 (over 10% of revenues) recorded in Iberville Parish, LA. C.O.B. 365 Entry 36.

2. Prospect Reservation Agreements of Texoil: (a) Michael F. Murray dated November 27, 1991, and (b) George L. Parker dated November 27, 1991.

3. Sublease Agreement dated January 1, 1990 (expiring May 31, 1995) for Texoil Office at 1600 Smith Street (9,077 square feet).

4. First Interstate Bank of Texas Production Loan Agreement dated August 24, 1989 as amended July 8, 1992 (personally guaranteed by W. Williams and T.W. Hoehn, Jr.).

5.    Agreement to Purchase Interest at MP Block 3.

6.    Agreement to Farm-In Interest at MP Block 4.

7. Agreement to pay Heritage Marketing 10,000 shares of Texoil Common Stock in lieu of payment of $20,000 in services.

8. Marketing Agreement with the Antry Group dated September 24, 1992, included herein as Exhibit "C".

9. Agreement for services with D. Hughes Walter dated October 27, 1992, included herein as Exhibit "D".

                                 SCHEDULE 3.8

                    TEXOIL BREACHES OF STATUTE OR CONTRACT


1. The merger between Texoil and Comet described herein may violate certain covenants of the Loan Agreement with First Interstate Bank of Texas which is listed in schedule 3.7 as item 4. A waiver of these covenants has been requested from the Bank as of this date, November 4, 1992.

                                 SCHEDULE 3.9

              TEXOIL LITIGATION (ACTUAL, PENDING, OR THREATENED)

                                     None

                                 SCHEDULE 3.11

                  TEXOIL LIENS ON REAL AND PERSONAL PROPERTY


1. General lien on Texoil producing oil and gas properties by First Interstate Bank of Texas pursuant to Production Loan Agreement dated August 24, 1989, as amended July 8, 1992.

                                 SCHEDULE 3.8

                    TEXOIL NAMES, PATENTS, TRADEMARKS, ETC.

                                     None

                                 SCHEDULE 3.17

                               TEXOIL INSURANCE

                        (SEE CERTIFICATE OF INSURANCE)

                                 SCHEDULE 5.1

                     POST-MERGER COMET BOARD OF DIRECTORS


1.    T.W. Hoehn, Jr.
2.    T.W. Hoehn, III
3.    Walter L. Williams
4.    John L. Graves
5.    W.F. Seagle
6.    Joe C. Richardson
7.    William F. Coffin

                                   EXHIBIT A

                              ARTICLES OF MERGER
                             (AGREEMENT OF MERGER)


      The undersigned, pursuant to NRS 78.458, does hereby present and certify these Articles of Merger, dated as of November 4, 1992, for the merger ("Merger") of Texoil Company, a Tennessee corporation ("Texoil") and Comet Acquisition Subsidiary, Inc. ("Subsidiary"), a Nevada corporation. Subsidiary and Texoil are collectively referred to as the "Constituent Corporations." Texoil is sometimes hereinafter referred to as the "Surviving Corporation.

      A. Subsidiary is a Nevada corporation authorized to issue 25,000 shares of common stock, without par value, of which 25,000 shares are issued and outstanding at the date hereof; and no shares of preferred stock.

      B. Texoil is a Tennessee corporation authorized to issue 1,000,000 shares of common stock, $.10 par value (the "Texoil Common Stock") of which 713,677 shares are outstanding, and 25,000 shares of Preferred Stock, $100 par value, of which 23,000 shares are outstanding.

      C. Texoil and Subsidiary have entered into a certain Agreement and Plan of Merger dated as of November 4, 1992, as amended (the "Plan"), providing among other things for the execution, acknowledgment and filing of this Articles of Merger and the merger of Subsidiary with and into Texoil, with Texoil being the Surviving Corporation.

      D. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of the respective corporations and their respective shareholders that Subsidiary be merged with and into Texoil on the terms and conditions hereinafter set forth in accordance with the relevant provisions of the Nevada Revised Statutes.

      E. The Plan was approved by unanimous consent by the stockholders of both of the Constituent Corporations.

      F. The articles of incorporation of the Surviving Corporation are not amended by the Plan.

      G. The complete executed Plan is on file at the registered office of the Surviving Corporation at 530 Gay Street Knoxville, Tennessee 37902.

      H. A copy of the Plan will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any corporation which is a party to the Merger.

      I. The Merger shall become effective upon the filing or a copy of these Articles of Merger with the Secretary of State of Nevada as required by the Nevada Revised Statutes.

                     Texoil Company, a Tennessee corporation


                                    By:
                                          Walter Williams
                                          President


                                    And:
                                          Secretary


STATE OF COUNTY OF                  }
                                    } ss.
COUNTY OF                           }

      On ______________, 19___, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Walter Williams and ____________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who executed the within instrument as the President and Secretary, respectively, of Texoil Company, the corporation therein named, and acknowledged to me that such corporation executed the within instrument pursuant to its bylaws or a resolution of its board of directors.

      WITNESS my hand and official seal.



[Seal]

                                   EXHIBIT B

                       AMENDMENT TO EMPLOYMENT AGREEMENT


      WHEREAS Comet Entertainment Inc., a Nevada corporation ("Comet") and William F. Coffin Corporation, a California corporation ("Employee") entered into an employment agreement (the "Agreement") on and as of July 1, 1992 (See Attachment A, attached hereto and incorporated by reference herein);

      And WHEREAS, Employee has satisfactorily performed each and all of the services called for in the Agreement described in Attachment A and Employee has received Comet common stock as complete and full satisfaction for any compensation due Employee through October 30, 1992 from Comet pursuant to the Agreement;

      And WHEREBY, Comet will, as of approximately October 22, 1992, entered into an Agreement and Plan of Merger with Texoil Company ("Texoil");

      And WHEREBY, Comet would like to continue the services of now, therefore, the parties hereto agree as follows:

      (1) Comet hereby agrees to accept each and all of the terms of the Agreement dated July 1, 1991 except that;

             (a) The term shall be extended from January 31, 1992 through March 31, 1994.

             (b) Employee's monthly compensation pursuant to the Agreement shall commence effective as of November 1, 1992.

      (2) Comet represents and warrants that:

            (a) This Agreement has been approved by Comet's Board of Directors and is binding on Comet;

             (b) this Agreement will not violate the corporate charter or By-Laws of Comet or any Comet affiliate, or any covenants hereof are made by Comet and/or any Comet affiliate; and

             (c) that Comet and its affiliates agree not to hereafter enter into any covenants or undertake any other acts which conflict with this Agreement.

      In witness WHEREOF, the parties hereto have hereunto set their hands as of this __________, 1992.


Comet Entertainment, Inc.                 William F. Coffin Corp.


By:                                       By:
                                                William F. Coffin,
                                    President
Its:

                                   EXHIBIT C



September 24, 1992



M r. Joe Richardson
TEXOIL Company
P.O. Box 8246
Amarillo, TX  79114

      Re:    Marketing Agreement

Dear Joe:

      The following revised agreement, as well as Exhibit A will detail our formal agreement for services to be provided and compensation needed to raise approximately $10 million for TEXOIL and establish a market for TEXOIL common stock.

I. The Antry Group will act as an independent contractor commencing 12/1/92 for a twelve month period at a rate of $10,000 per month. This monthly fee will be used for staff salaries to provide for services including, but not limited to, the following: coordination with legal counsel (all applicable securities and blue sky laws), facilitating necessary banking and escrow services, payment of commissions, coordination of prospectus preparation and printing, utilization of Broker/Dealer database to the benefit of TEXOIL, setting up road shows during offering period and on-going stock promotion and tracking all marketing materials sent out to brokers. The Antry Group would establish and promote an ongoing relationship for TEXOIL with brokers, investors and the media through telemarketing efforts and other forms of proactive contacts.

II.   COMMON STOCK

      A. Three percent (3%) of the TEXOIL common stock, based on number of shares issued prior to initial public offering, will be issued to the Antry Group.

      B. As an additional incentive the Antry Group will receive up to 50,000 options to be granted with immediate vesting at the market price on the closing of the offering. These options will be prorated in direct proportion to the amount raised in excess of the original $10 million and will be known as the second $10 million incentive. For example, if an additional $5 million is raised over the original $10 million, then the Antry Group would receive 25,000 options.

III.  COMMISSIONS

      A. Retail: A 6% - 7 1/2% retail commission will be paid to NASD broker/dealers.

      B. Wholesale: A network of financial wholesalers across the country will be assembled by the Antry Group and will be paid a 3% fee on gross sales. See attached Exhibit A detailing commission payments. The combined commission paid to all parties would not exceed 10.5%.

IV.   EXPENSES

      Direct expenses related to the offering and promotion of TEXOIL will be reimbursed by TEXOIL. This will include approved expenses such as printing, postage, travel and entertainment.

V.    STOCK OPTION

      A 500,000 share stock option plan will be put in place by TEXOXL. Approximately 200.000 share will be used as an incentive for key brokers and wholesalers during the offering period and ongoing promotion of the public company. All granting of options will be approved by TEXOIL with specific criteria for performance and responsibilities for financial connultants established and reviewed by (quarterly, semi-annually or annually) TEXOIL management. The option plan will be on a 3 year vesting or exercise schedule, and will be determined at a later point. The remaining 300,000 options could be used sometime in the future for other offerings and to attract key employees to TEXOIL.

VI.   FIELD TRIP

      In order to lend a more "hands on" feel to the promotion of TEXOIL, a Argentine field trip scheduled during the filming of the documentary would be paid for by TEXOIL for one member of the Antry Group.

      If this Marketing Agreement and attached Exhibit A meet with your approval, please execute both copies and return one to me at your earliest convenience.

AGREED AND ACCEPTED ON SEPTEMBER 28, 1992


By:                                       By:
      TEXOIL                              STEVE ANTRY

r. Joe C. Richardson, Jr.
August 20, 1992
Page two



                                                      EXHIBIT A
                                                      To Marketing Agreement
                                                      Dated September 24, 1992

                                THE ANTRY GROUP
                             Post Office Box 8505
                            Newport Beach, CA 92660
                                (714) 721-4245



                                August 20, 1992



Mr. Joe C. Richardson, Jr.
TEXOIL Company
Amarillo, TX  79114

      Re:    MARKETING AGREEMENT

Dear Joe:

      I recently sent to you a draft of a letter agreement, dated August 12, regarding the anticipated marketing relationship between TEXOIL and my group. It contained key components of the compensation package and various other related terms.

      I would now like to outline for you some noncompensatory provisions that we should include in our marketing arrangement:

      1. MARKETING EXCLUSIVITY. In order for the Antry Group to be able to properly fulfill its responsibilities and perform its obligation. under the marketing agreement, it is necessary that TEXOIL deal exclusively with The Antry Group for all marketing services involving TEXOIL securities during the term of the relationship. TEXOIL will work solely with The Antry Group in this respect and will not take any actions which would contravene or hinder the ability of The Antry Group to exclusively market the TEXOIL securities. The Antry Group will be the sole supplier of the services included within the marketing agreement and will be the sole provider and Organizer of the network of wholesalers, brokers and dealers for the sale of the TEXOIL securities.

      2. CONFIDENTIALITY. The terms of the marketing agreement between us will be kept confidential by both of us, and will not be disclosed to any third parties except as might be required by law or as might otherwise be necessary and appropriate for business, tax, accounting, legal or similar purposes. Any and all confidential information that either of us might acquire ro learn about

r. Joe C. Richardson, Jr.
August 20, 1992
Page two



the other will be kept confidential so long as such information does not otherwise become nonconfidential.

      3. COMMISSION PAYMENTS. TEXOIL will not make any arrangements with (or pay any commissions or other compensation to) any underwriters, wholesalers, brokers, dealers or others, except through the Antry Group. The payment of commissions and other compensation for the sale of the TEXOIL securities (and the reporting of such compensation for tax, securities and other purposes) will be made or done in a manner to be determined by The Antry Group in its reasonable discretion a(and in compliance with all applicable laws). For example, The Antry Group might decide that it would be best to pay retail commissions from TEXOIL directly to the brokers or dealers or it might choose to have these commissions paid to The Antry Group and then disbursed by it to the broker or dealer.

      4. BEST EFFORTS. the Antry Group will use its best efforts in rendering the marketing services. The Antry Group will not be excluded from rendering securities or other marketing services to persons or entities other than TEXOIL during and after the term of this agreement, provided that The Antry Group will not undertake any such third party arrangements if doing so has a significant adverse impact on its ability to perform satisfactorily its services to TEXOIL.

      5. INDEMNITY. TEXOIL and The Antry Group will each (the "indemnitor") indemnify, defend and hold harmless the other (the "indemnitee") from any and all claims, damages, obligations and costs (including attorney fees and legal costs) incurred or suffered by the indemnitee as a result of actions or omissions of the indemnitor. To the extent that the actions or omissions of both parties contributed to such claims, etc., this indemnity obligations all be apportioned according to the relative contributions of each.

                                    Very truly yours,


                                    Steve A. Antry

r. Walter L. Williams
October 26, 1992
Page 2




                                   EXHIBIT D

                             D. HUGHES WALTER, JR.
                          1901 LOUISIANA, SUITE 2900
                           HOUSTON, TEXAS 77002-5676
                                (713) 655-3187



                               October 26, 1992



Mr. Walter L. Williams, President
Texoil Company
1600 Smith Street, Suite 4000
Houston, Texas 77002


Dear Walter:

I certainly enjoyed to trip to San Diego with you last week and the opportunity to meet Bill Hoehn and Joe Richardson. Needless to say, I was very impressed with the thoroughness of all of your plans and am excited about the prospect of joining the Texoil team. This letter will serve to document our discussions regarding my proposed employment.

RESPONSIBILITIES

As your chief financial officer, I will have overall responsibilities for the Company's ongoing financial and accounting operations. In addition to the duties normally associated with such a position, it is recognized that in November 1992, Texoil plans to merge with Comet Entertainment, Inc., a public company, and then subsequently sale to the public approximately 30% of the Company's voting common stock.

In conjunction with the filing of the registration statement referred to above, I will be responsible for coordinating the gathering of information and presentation of the disclosures required to be made therein. Such coordination will include, but not necessarily be limited to, interface with the following individuals and/or groups engaged by the Company: (a) attorneys; (b) auditors;
(c) reserve engineers; (d) investor relations (e.g., Steve Antry); (e) printers; and (f) public relations (e.g., Charlie Bird). I will, of course, also coordinate the efforts of the company and the above-named groups with the activities of the underwriters, if any, although it is acknowledged that Joe Richardson will be primarily responsible for contracts with the underwriters.

COMPENSATION

r. Walter L. Williams
October 26, 1992
Page 2



In consideration for devoting my full-time efforts to the performance of the above-described duties, Ill be compensated at the rate of $6,500 per month, payable at the end of each month. In addition, I will be entitled to whatever benefits are normally accorded to the officers of the company. In recognition of the fact that the Company does not currently provide medical insurance to its employees, I will be paid an additional allowance of $500 per month in order to secure such converge for myself and my family, so long as the Company does not offer a group medical insurance plan.

Upon the expiration of either six months, or the successful completion of the public offering, whichever occurs later, I will be entitled to have my compensation adjusted to an amount that is determined by the Board of Directors to be reasonable compensation for the chief financial officer of a similarly situated public oil and gas company.

TIMING

My current plans are to resign from Price Waterhouse effective at the end of this month. Therefore, Ill be available to begin my new duties at Texoil in November. I am looking forward to a mutually beneficial relationship with you, Bill and Joe and everyone else who has worked so hard to make your company the success that is now and that I believe it can further become in the future.

                                  * * * * * *

If the foregoing meets with your approval, I ask that you sign both of the enclosed originals of this letter, retain one for the Company's records and return one to me.

Sincerely,


D. Hughes Walter, Jr.

ACCEPTED:


By:                                       Date: